UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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TERRAFORM POWER, INC.
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CAUTHIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This Schedule 14A and the other documents referenced herein and in the filings with the SEC made by TerraForm Power, Inc. (the “Company”) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. They may include financial metrics such as estimates of expected adjusted earnings before interest, taxes, depreciation and amortization, cash available for distribution, earnings, revenues, capital expenditures, liquidity, capital structure, future growth, financing arrangement and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements are based on the Company’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although the Company believes its respective expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, the expected timing and likelihood of completion of the merger between the Company and an affiliate of Brookfield Asset Management Inc. (the “Merger”), including the timing, receipt and terms and conditions of any required governmental approvals of the Merger that could cause the parties to abandon the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger and sponsorship transaction agreement entered into in connection with the Merger (the “Merger and Sponsorship Agreement”); the risk of failure by the bankruptcy court in the Chapter 11 case of SunEdison, Inc. (“SunEdison”) to confirm the settlement agreement between the Company and SunEdison and any other agreement entered into in connection with the Merger or the other transactions contemplated by the Merger and Sponsorship Agreement to which SunEdison or any other debtor will be a party; the risk of failure of the holders of a majority of the outstanding shares of Class A common stock of the Company to adopt the Merger and Sponsorship Agreement and of the holders of a majority of the Class A Shares other than SunEdison and its affiliates and Brookfield Asset Management Inc. and its affiliates to approve the Merger and Sponsorship Agreement and the transactions contemplated by the Merger and Sponsorship Agreement; the risk that the parties may not be able to satisfy the conditions to the Merger in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Merger; the risk that any announcements relating to the Merger could have adverse effects on the market price of the Company’s common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the Company’s ability to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally; the Company’s relationship with SunEdison, including SunEdison’s bankruptcy filings; risks related to events of default and potential events of default arising under project-level financings and other agreements due to various factors; risks related to the Company’s failure to satisfy continued listing requirements of NASDAQ; the Company’s ability to acquire projects at attractive prices as well as to integrate the projects the Company acquires from third parties or otherwise realize the anticipated benefits from such acquisitions, including through refinancing or future sales; actions of third parties, including but not limited to the failure of SunEdison to fulfill its obligations and the actions of the Company’s bondholders and other creditors; price fluctuations, termination provisions and buyout provisions in offtake agreements; delays or unexpected costs during the completion of projects the Company intends to acquire; regulatory requirements and incentives for production of renewable power; operating and financial restrictions under agreements governing indebtedness; the condition of the debt and equity capital markets and the Company’s ability to borrow additional funds and access capital markets; the impact of foreign exchange rate fluctuations; the Company’s ability to compete against traditional and renewable energy companies; hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages or other curtailment of the Company’s power plants; departure of some or all of SunEdison’s employees, particularly key employees and operations and maintenance or asset management personnel that the Company significantly relies upon; pending and future litigation; and the Company’s ability to operate the Company’s business efficiently, including to manage the transition from SunEdison information technology, technical, accounting and generation monitoring systems, to manage and complete governmental filings on a timely basis. Many of these factors are beyond the Company’s control.

The Company disclaims any obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in the Company’s Form 10-K for the 2015 fiscal year and Forms 10-Q for the first, second and third quarters of 2016, as well as additional factors it may describe from time to time in other filings with the SEC or incorporated herein. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction between the Company and Brookfield. In connection with the proposed transaction, Brookfield and the Company intend to file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT,

BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814: (240) 762-7700, or from the Company’s website, https://www.terraformpower.com/.

PARTICIPANTS IN SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company and the interests of such individuals will be set forth in the proxy statement for the Merger, which will be filed with the SEC. You may obtain free copies of the proxy statement as described in the preceding paragraph, when it is available.

The following is a transcript of the investor call regarding the Brookfield and TerraForm Power Transaction held on Tuesday, March 7, 2017 at 8:30 a.m.:

PRESENTATION
Operator

Good day, ladies and gentlemen, and welcome to Brookfield and TerraForm Power Investor Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Brett Prior, Head of Investor Relations for TerraForm Power. Please begin.

Brett Prior - TerraForm Power, Inc. - Head of IR
Thank you. Good morning and thank you for joining today's call to discuss our transaction with Brookfield Asset Management, whereby Brookfield will become a sponsor and controlling shareholder of TerraForm Power. I'm joined today by Sachin Shah, Senior Managing Partner of Brookfield Asset Management; Peter Blackmore, Chairman and Interim Chief Executive Officer of TerraForm Power; and Becky Cranna, Executive Vice President and Chief Financial Officer for TerraForm Power. As is customary practice, I'll now review our disclosure statement.

This call may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from management's current expectations. We encourage you to review the Safe Harbor statement contained in today's presentation for a more complete description. In addition, this call includes only information available to us at this time. To the extent you're listening to this call at a later date via replay, please note this information may be outdated or incomplete.
With that, I will now turn the call over to Peter Blackmore.

Peter Blackmore - TerraForm Power, Inc. - Chairman & Interim CEO
Thank you, Brett, and welcome everyone. Thanks for joining us to discuss this important agreement with Brookfield. This is a truly transformative step to TerraForm Power. It not only successfully concludes our strategic alternatives process, but also will position TerraForm Power for future growth and success.

Today's announcement marks a new chapter for TerraForm Power. We're confident the sponsorship is in the best interests of our company and our shareholders, particularly with Brookfield Asset Management as our sponsor. TerraForm Power will gain significant additional resources that will enhance our operations, help us to strengthen our balance sheet and drive future growth on our fleet.

For our shareholders, this transaction provides consideration both in the form of upfront cash, as well as a significant retain stake in TerraForm Power. Through this structure, the transaction delivers compelling and immediate cash consideration to TerraForm Power shareholders with the option to participate in the future upside potential of a much stronger company. The transaction also marks the culmination of our efforts to separate our operations from SunEdison. With this, we will also remove the overhang of the SunEdison bankruptcy, which will allow TerraForm Power to move forward with Brookfield as our new sponsor.

Moving to the next slide, I want to start by providing an overview of the terms of our transaction with Brookfield. As part of the agreement, Brookfield will purchase approximately 65 million shares of TerraForm Power for $11.46 per share as adjusted from the settlement with SunEdison, thereby increasing its ownership of TerraForm Power to 51%. This equates to a total equity value of $1.7 billion and an enterprise value of $6.6 billion. The per share transaction consideration will consist of $1.94 in the form of a special dividend with shareholders having the option to elect to receive either $9.52 in additional cash, or one share of TerraForm Power for each share they own at closing.

The structure is subject to proration, meaning that shareholders that elect cash may still retain a portion of their shares, and conversely, shareholders that elect to retain their shares may still receive a portion of their consideration in cash. Assuming full proration, Class A shareholders, including SunEdison and Brookfield, would be entitled to a special dividend of $1.94 per share, and share shareholders excluding Brookfield, would received an additional cash consideration of $4.50 per share for total cash consideration of $6.44 per share and 0.53 shares in TerraForm Power post closing. All non-Brookfield shareholders would then hold 49% ownership in TerraForm Power.

We believe this transaction will generate significant opportunities for value creation. The transaction has been approved by the Board of Directors of TerraForm Power upon the recommendation of the Corporate Governance and Conflicts Committee of TerraForm Power, and has also been approved by the Board of Directors of Brookfield.

As I noted at the opening of my remarks, this transaction is the culmination of a nearly seven-month strategic review process by our Board to evaluate options to maximize value for our shareholders and best position our company for future growth. As part of this process, our board evaluated multiple structures, including a sale of the whole company, new sponsorship, and stand-alone operations.

On January 20, we entered into an exclusivity agreement with Brookfield to explore opportunities for either a sale of the company or a sponsorship arrangement. Through these discussions, our Board determined that a sponsorship agreement with Brookfield is in the best interests of our company and shareholders. The structure also mitigates risks associated with standalone operations. We are very pleased to reach this agreement, which not only delivers the most value to our shareholders of any of the alternatives evaluated, but also provides our company with a clear path forward with the support of Brookfield Asset Management.

As outlined on Page 8, TerraForm Power is entering our agreement with Brookfield with a strong fleet. We have developed a best-in-class contracted renewable generation portfolio comprising assets with four key characteristics that drive our success. First, we have a balanced portfolio with approximately 50-50 mix of wind and solar assets. We have a young fleet with an average asset age of 3.6 years and an estimated average remaining useful life of 26 years.

Our wind and solar plants have signed power purchase agreements, feed-in tariffs or similar agreements require the counterparty to buy the great majority of the electricity we generate at a predetermined price for a set number of years. For TerraForm Power, these contracts have a weighted average remaining life of 15 years. Our power purchase contracts are with higher credit-worthy counterparties with an average credit rating of A.

Before I hand over to Sachin, I would like to discuss the latest developments for our business on Slide 9. While we continue to make progress on our work to separate operations from SunEdison, given its Chapter 11 filing last year, we have faced a number of challenges to our periodic filings and operational results. As part of our goal to regain compliance with NASDAQ, TerraForm Power filed its Form 10-Q for the third quarter 2016 on February 24. This filing allowed us to regain temporary compliance. However, the company wasn't able to file its 10-K for fiscal 2016 by the deadline provided by [Bestec].

With regard to our results, SunEdison's sponsorship had a negative impact on our operations. We now expect our 2017 CAFD to come closer to the low end of our forecast. That said, I'm confident that with Brookfield's sponsorship and without the overhang of the SunEdison bankruptcy, TerraForm Power will become even stronger. We are proud of what we have created at TerraForm Power and with the additional backing and support of Brookfield, we are confident we will set ourselves on a path to further operational and financial improvement.

With that, it's my great pleasure to introduce Sachin Shah, Senior Managing Partner of Brookfield, who will provide an overview of Brookfield's world-class sponsorship platform and its track record in renewable energy. Sachin.
Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Thank you, Peter. I'd first like to say how pleased we are to announce this strategic sponsorship. We look forward to participating alongside TerraForm Power's other shareholders to capture future upside of the business as we support the company in achieving its full potential. As a result of the transaction, and given the high quality of its assets, TerraForm Power will serve as Brookfield's premier wind and solar energy company for operating power plants in North America and Western Europe. Brookfield will support TERP with additional strategic financial and investing expertise in order to strengthen TERP's operations and help grow its portfolio.

Two key goals for TERP will include first, improving the balance sheet to enable it to move forward and towards an investment grade rating over time. And second, to resume growth on a per share cash flow basis. Accordingly, our sponsorship structure will promote growth and alignment and we believe that our sponsorship and our 51% cornerstone investment will provide significant key benefits for TerraForm Power and all shareholders.

First, by opting for sponsorship, TerraForm Power significantly mitigates the risk it would face, if it were to try to execute a standalone plant. Second, Brookfield will provide access to a ROFO pipeline, comprised of 3,500 megawatts of wind and solar projects in its core markets, providing TERP with visibility to future growth. In addition, Brookfield will be making available $500 million sponsor equity line to facilitate growth, while TERP's cost of capital remains elevated.

Turning to slide 11, we provide a snapshot of our Company and our sponsorship capabilities we offer. Brookfield has a 100-year history of successful asset management and a proven track record of increasing distributions and providing compelling long-term compounding per share returns. Brookfield has approximately $250 billion in assets under management, including $80 billion of assets within sponsored public companies. Brookfield operates one of the largest publicly traded, pure-play renewable power businesses in the world with $30 billion in power assets under management, comprising 10,000 megawatts of operating plants spread across seven countries and Brookfield has established itself as a leader in the power industry.

Our experienced management team has a proven track record. For example, we've delivered 16% compound annual return to shareholders since 1999 in our sponsored Hydro business. We are confident that our significant renewable power operating experience, deep financial resources, and global platform, will enable TerraForm Power to enhance its current operations, resume growth of its portfolio and dividends, and position TerraForm Power as a leading wind and solar energy company focused on North America and Western Europe.

I'd now like to hand the presentation back over to Peter.

Peter Blackmore - TerraForm Power, Inc. - Chairman & Interim CEO
Thank you, Sachin. As part of TerraForm Power's strategic alternative process, we've also been engaged in settlement discussions with SunEdison. Today, we announced that we've also entered into a settlement agreement to resolve the legal relationship between our two companies, including among other things, an allocation of ownership in TerraForm Power prior to the transaction and with certain exceptions, the full mutual release of all claims of SunEdison and its affiliated debtors and non-debtors. The settlement agreement was approved by the TerrraForm Power board upon the recommendation of its Corporate Governance and Conflicts Committee.

Under the settlement agreement and in connection with the Brookfield transaction, Class B shares of TerrraForm Power and Class B units of TerrraForm Power LLC, held by SunEdison, will be exchanged for Class A shares immediately prior to completion of the transaction. The settlement also increases SunEdison's ownership of TerrraForm Power to 36.9% through the issuance of approximately 6.6 million incremental shares to SunEdison immediately prior to the completion the transaction. Additionally, SunEdison will have the option in certain segments, circumstances, following the termination of the merger agreement, to convert its Class B shares into it amount of Class A shares, representing 36.9% of the total cost of A shares.

The settlement with SunEdison is an important milestone for our company, and we look forward to the US Bankruptcy Court's approval, which will allow us to move forward with our sponsorship transaction and maximize shareholder value. Additional information about the settlement agreement can be found in the Form 8-K that TerraForm Power filed with the SEC today.

While we are excited about the future of TerraForm Power as outlined in slide 14, there were several steps that need to be taken to complete this transaction. First, the completion of the transaction requires the approval of the US Bankruptcy Court overseeing the SunEdison Chapter 11 case, including the court's approval of the settlement agreement between TerraForm Power and SunEdison and the court's approval of SunEdison's vote in favor of the sponsorship transaction. Secondly, we need a shareholder vote requiring approval by the majority of the Class A shareholders, excluding SunEdison and Brookfield. Third, we need to secure our several regulatory approvals noted here on the slide.

Having said all of that, we do see a clear path to completing the Brookfield transaction and we expect it to close in the second half of 2017, subject to certain closing conditions. This transaction reflects all the very hard work and the dedication of the entire TerraForm Power team. I'm very proud of the progress they have made and the obstacles we have overcome in the last year. The TerraForm Power Board and the management team are very confident that Brookfield's sponsorship will enable our company to deliver compelling value to our shareholders, while at the same time strengthening our operations and better positioning the company for future growth.

This concludes our prepared remarks. And with that, I'd like to turn the call back to the operator for the question-and-answer session. Operator.

QUESTIONS AND ANSWERS
Operator
(Operator instructions) Brian Lee, Goldman Sachs.

Brian Lee - Goldman Sachs & Co. - Analyst
Hey guys, thanks for taking the questions, and congratulations on wrapping up this process successfully. So a couple of things from my end. First off, in terms of the delevering process, it sounds like that's going to be a key part of the strategy out of the gate here. So, if there is any color you can provide there, what options are on the table, are more asset sales contemplated once you're within the Brookfield umbrella. And then, is there anything in the portfolio that you would maybe consider not as core within the BAM ownership context? And then just related to that, what pieces of debt would you want to address first? Thanks.

Peter Blackmore - TerraForm Power, Inc. - Chairman & Interim CEO

I'll start with that and then, I'll ask Sachin to cover it as well. As you know, from the previous calls, TerraForm Power has been working diligently on delevering or putting up in place abilities to delever. The Canadian financing is an example of that, the UK asset sale is a further example of that, we expect that to be completed in the April timeframe. And then, we will work in conjunction with Brookfield to look at our portfolio and look at what we should do. It's too early to give any more specifics about that, but I'm very confident together, we'll position TerraForm Power very well. And then, in the future, I think Brookfield Asset Management is the perfect sponsor to enable us to return to a very well-leveraged position and get the right policies in place. Sachin?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Yes, Brian. I'd say -- look, first and foremost, part of our overall package with the $500 million sponsor line really is meant to ensure the Company can grow while its balance sheet does have significant amounts of leverage. So we wanted to address that specifically, offering the sponsor line, which would provide the Company with a source of capital in an environment where maybe it was constrained. Second, we believe in taking a balanced approach.

The best way to stabilize the balance sheet is really to grow and then to have that growth lead to right-sizing the level of debt to either the EBITDA, or however you think of credit metrics. And then, we'll be balanced. There are some pieces of debt that we may want to pay down over time, but I think our objective is really to be balanced, grow into the right balance sheet and use the extra cushion that Brookfield is providing through the sponsor line to manage through a period where perhaps in the cost of capital, the Company is more elevated.

Brian Lee - Goldman Sachs & Co. - Analyst
The second question I had was, we've seen what -- under the prior sponsorship, TerraForm Power had been transacting on dropdowns. Can you give us some context, just historically, based on where Brookfield has executed transactions in these core end markets, the US and Western Europe, and then if there is a delta between wind and solar assets just sort of what type of -- I know it's a little bit early, but what type of multiples you've seen in prior transactions, and if that's where we should expect you to be transacting on future dropdowns with TerraForm?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Yes, look, we have provided this ROFO pipeline, specifically to ensure that the Company's shareholders have a visible path towards growth, and this dovetails a little bit to your prior question around the balance sheet and cost of capital. It all has to work, and what we wanted to do is create a really unique business where TerraForm could pursue third-party M&A, could pursue significant growth to a ROFO pipeline. And if you look at the details of the presentation that we've posted, the pipeline has both substantial operating assets and substantial underdevelopment assets, and we think it really separate this business from the other yield curves in the space and establishes it and puts it on the track -- on a path towards really being a premier entity amongst its peers.

And so, I think from that perspective, we're excited about the growth prospects. In terms of multiples to your question on where these assets trade, I think that is something that these assets do trade in a very transparent basis, people see what they trade at generally in the high-single digit return range depending on the capital structure in place and we don't see that environment changing. They're very attractive assets and they are assets that trade well, because of the stability of the cash flows and the exciting growth of the renewable sector, and none of that we see changing in the near term.

Brian Lee - Goldman Sachs & Co. - Analyst
One last one from me, if I could squeeze it in and I'll pass it on. Any comments or more detail you can provide around the IDR structure, and sort of whether or not that just restarts from zero relative to the prior IDR structure that was in place? It sounds like it will, but just wanted to make sure. Thank you.

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Yes Brian, we've disclosed that. You're correct in your assumption that it starts from zero and we try to establish an IDR structure that we feel with the full package of our 51% ownership, the base fees in the IDRs provides the right level of incentives to grow the business properly and it's all disclosed in the package this morning.

Operator
Ben Kallo, R.W. Baird.

Ben Kallo - Robert W. Baird & Co. - Analyst

Hi, thanks for taking my question and congratulations. I just want to first ask maybe about the SunEdison negotiations and any kind of milestones we should look through the bankruptcy court approval there on March 6, but then going forward, where do we see this going here with their approval?

Peter Blackmore - TerraForm Power, Inc. - Chairman & Interim CEO
Well, I'll address that. This is fairly a normal process, because all the agreements were filed with the bankruptcy court. The judge will set with a date, we believe this will be done quickly and effectively. SunEdison has worked very hard to get the support of its various constituents. So we're expecting that to go well. And it's a very normal process, a lot of hard work has gone into this.

Ben Kallo - Robert W. Baird & Co. - Analyst
And then, if I may, on the Brookfield side, as far as the ROFO goes, how do you do determine that ROFO, that -- that list of your overall assets, is that your complete renewable portfolio?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Yes, that was substantially all of our wind and solar projects in the markets that we've established that TerraForm Power would grow in. And obviously, we wanted to ensure that the Company was well set up for growth. And it's in our interest, given that we look to acquire 51% interest or 51% interest in the common stock of the Company. It's in all of our collective interest to then see the Company positioned for growth and having a clear visible path towards assets that it otherwise couldn't secure on a bilateral basis.

Ben Kallo - Robert W. Baird & Co. - Analyst
And then, on the cash flow yield, coming in towards the low end, which is understandable of your guide, but could you just talk through the different levers you have to grow that? I mean, how much more kind of cost reductions can be done to TerraForm level, more synergies from the relationship now? And then, just tagging on to Brian's question about the balance sheet, you have these bullet payments, not amortizing this debt out there, is that a proper structure of how do you look going forward? Thanks, guys.

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Sure. Sorry, (inaudible).

Peter Blackmore - TerraForm Power, Inc. - Chairman & Interim CEO
Just quickly to start and then I'll hand over to Sachin. We have a CAFD, which is at the low end of our forecast. Management has worked very diligently to manage that and I'm proud of what they've achieved. And I think going forward, we will work closely with Brookfield Assets Management to look at other opportunities during the course of this year. We are now focused on cash management clearly as we went through the process of negotiating out of SunEdison's bankruptcy. We had to put a lot of resources into separating the company, managing it in the appropriate way. And we can see a path now to improving that working with Brookfield, getting a better operating cost ratio and preparing for the integration with Brookfield.

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
And then, the only thing I'd add to that is, our view is that now the next phase for this Company is really to start to internalize expertise. It's obviously been a tough time with the overhang of SUNE and shared services, and services that we're providing, it's being provided across back and forth between sponsor and TerraForm Power. Our view would be to internalize operational expertise, once you have that institutional knowledge, it's a huge advantage to bring cost down to help facilitate growth to help underwriting future projects, and to really build a culture of operations that allows you to then drive margin expansion in the business and EBITDA growth.

And so, and this will be consistent with all of our Brookfield-sponsored vehicles, and given the quality of the people in the business, the quality assets, we're very confident we're on the right path, but now the Company can finally focus on that next stage and we think that will allow us to really position TERP as the vehicle in this space that has the most advantage, or the most cost of capital advantage to acquire wind and solar.

Operator
Vishal Shah, Deutsche Bank.

Vishal Shah - Deutsche Bank Research - Analyst
I just had a clarification question on the 2.3 gigawatts of development pipeline. Can you just provide some more details around how much of it is wind versus solar?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Yes. We put out information in our public disclosures, and unfortunately, Vishal, we can't provide more than that. All I can say is that, obviously, if you look at our disclosures in Brookfield, you can get a sense that the majority of it would be wind, but there is a combination of wind and solar and we just can't provide further details and what's out in the public domain.

Vishal Shah - Deutsche Bank Research - Analyst
Okay, that's fair. Also just with regards to the operating portfolio, what sort of risk is there to any change in the deposit tax policy in the US? I mean, do you think some of the existing tax equity financing as recourse, or is that risk completely taken off the table?

Peter Blackmore - TerraForm Power, Inc. - Chairman & Interim CEO
You're talking about regulatory changes or Vishal --?

Vishal Shah - Deutsche Bank Research - Analyst
Correct. Yes, especially around the accelerated depreciation and some of the other tax benefits.

Peter Blackmore - TerraForm Power, Inc. - Chairman & Interim CEO
We are very confident that the regulatory changes are largely done at the state level and there is a very strong state level interest in renewable energy. We'll work with them, but we don't see any negatives, we see lots of positives in the growth. Becca, do you want to add to that?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
I would just echo -- I agree with Peter. And from a tax equity perspective, if you look at the portfolio, we've been able to look at all the tax equity in the business, a lot of it's very advanced, it's close to meeting its hurdle rates, and we don't see any meaningful implications to the business as tax rates go down. And, in fact, for most of the projects, they are really driven by PTCs which are not really going to be impacted in a meaningful way from tax rates. And given the quality of the portfolio and its ability to deliver generation and cash flow, we're confident that the hurdle rates will be met and the assets will meet their expectations.

Operator
Michael Morosi, Avondale Partners.

Michael Morosi - Avondale Partners LLC - Analyst
First, with respect to the sponsor equity line, will you be investing -- will Brookfield be investing in common equity, or will that be a preferred equity?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Yes. So the sponsor line is a subordinated credit facility and it would be subordinated to all of the debt in the existing business. It's meant to be a very low cost wave to ultimately bridge future equity issuances. And the intention there is that if we're going to grow and we're going to issue equity over time, we didn't want to be in a position to issue equity at an elevated cost of capital or an elevated yield, just given where the balance sheet is and the obvious overhang that's been there, given the situation in the last year. So it's considered a credit line, but one where the sponsor backs it, and one where the cost of capital is obviously very advantageous to determine.

Michael Morosi - Avondale Partners LLC - Analyst
And then, with respect to the dividend, eventually, obviously, you'll be looking to kind of reinstate the dividend. What's going to be the philosophy there in terms of payout ratios, or -- yes, because we've seen a trend where yield curves are trying to lower their payout ratios over time from the 80% to 90% range, is that something that you'd also be considering?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Yes, look, I think first and foremost, we want to establish what the stable level of cash flow is in the business such that we can then decide on what an appropriate reserve from that is, so that you can obviously manage volatility from a generation perspective, unforeseen CapEx items, and it's just -- it's a large business, and you want to have a little bit of accretion from a dividend perspective. So I think first and foremost, as Peter had outlined earlier, we're trending towards the lower end of the guidance that was put out. And I think there is significant opportunity here to help lower costs over time, stabilize the cash flow profile. We will obviously reserve some of the cash flow and then pay out the balance. But we intend this to be a -- we intend for the Company to be a high payout vehicle. We want shareholders to participate in the growth by getting strong dividends and this isn't about trying to limit dividends or trying to reduce dividends over time, we want the dividends to grow. We just need to establish what the appropriate baseline is.

Operator
Antoine Aurimond, UBS.

Julien Dumoulin-Smith - UBS - Analyst
Hey, good morning. It's actually Julien here.

Peter Blackmore - TerraForm Power, Inc. - Chairman & Interim CEO
Good morning, Julien.

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Hi.

Julien Dumoulin-Smith - UBS - Analyst
I just wanted to follow up here, just to understand the transaction a bit more in terms of thought process, and perhaps, you can speak to it a little bit. The $500 million equity line here, what's the thought process in terms of ultimate ownership of the new sponsor here? I suppose that you're getting a majority ownership out of the gate, that wouldn't (inaudible) step back up. Is there a thought to continuing on this entity at a majority level, are you aware of anything to that extent? And then, secondly, can you comment about any initial thoughts on DPS' growth kind of pro forma for the transaction?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Hi, Julien. It's Sachin. I think what we wanted to achieve in this transaction is strong alignment. We wanted a single class of shares, everybody owns a Class A share. We wanted to show that we were going to invest our capital alongside all shareholders in a meaningful way, such that we were aligned completely and we felt that having 51% out of the gate was very appropriate to demonstrate that level of alignment to the Board, to management and to all shareholders.

So 51% is obviously our objective, and we've provided a broad package of ROFO pipeline, an equity line to ensure the Company has the best chance to grow going forward. So I would say our target hold out of the gate is 51%. And like all Brookfield-sponsored vehicles, we intend to be the largest shareholder from the public equity class and show the market that really our invested capital is alongside there, and it's less about fees and our sponsorship structure and much more about having capital at risk.

In terms of DPS growth and cash flow growth, I'd say it's -- the question that the prior caller asked, we need to establish a baseline, we need to identify opportunities to grow cash flow and margins in the business, we think the right approach is to internalize operating expertise, lower the cost structure and really drive the business forward with institutional operational knowledge, and what we can help in that regard. And then, once we have that, we would expect to grow the business like all Brookfield vehicles through a combination of M&A and purchases through the ROFO pipeline. And we think that given our investment platform at Brookfield Asset Management and our track record of sourcing transactions, we can establish a growth profile that's at the high end of the peer set. And so, we expect this business to grow at an appropriate clip once we've been able to stabilize it.

Julien Dumoulin-Smith - UBS - Analyst
Got it. And is there any way to kind of quantify some of the cost structure improvements here. I mean, is there kind of a best-in-class benchmark that you're thinking about across any dollar per kilowatt hour, or you are talking about megawatt hour dollar per kilowatt basis that you're thinking about versus --?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
I think it's too early to have that discussion. We've just got into this point, and again, our information is public now and we're trying to stick with that. I think it's too early for that conversation.

Julien Dumoulin-Smith - UBS - Analyst
But needless to say, perhaps to be clear about this, there is something of an opportunity that you perceive through this. And then, secondly also, you said before, you intend to be the largest equity holder, not necessary majority holder, but at least the largest public holder.

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Absolutely. If you look at all of our publicly sponsored vehicles, we are either the largest or second largest, and we maintain a very large block and you can see through the agreements that were filed or the 8-K and the documents that were filed, the level of ownership we intend to have out of the gate, which is 51%, that by itself will provide control, and obviously, show that we intend to put capital to work in this business.

Julien Dumoulin-Smith - UBS - Analyst
But you intend to maintain the control?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Yes, absolutely.

Operator
Andrew Kuske, Credit Suisse.

Andrew Kuske - Credit Suisse - Analyst
Thank you. Good morning. The question is for Sachin, and then, just if you step back a little bit, how do you think about this transaction, which has obviously, been ongoing for a period of time in relation from the other past Brookfield bills that we've seen and really think about the broader complex, whether we think about GGP, Babcock, Western Wind, (inaudible) it was a long left. So how do you position this one relative to those in just mechanics structure and outlook?

Sachin Shah - Brookfield Asset Management, Inc. - Senior Managing Partner
Hey, Andrew. Yes, look, obviously, there is lots of similarities to the transactions you just laid out, many of which we've been involved in the power side, but broadly in the Brookfield Group, I think one of our strengths in the Brookfield Group has really been to enter situations that were distressed or complex, and where significant capital was needed. But what you really needed was a combination of capital and operating expertise, such that you could take a really high-quality portfolio of assets and unbundle them from either regulatory overhang, balance sheet overhang or sponsorship overhang. And I think in this situation, it was really no different. There was significant overhang, given the sponsor, given the bankruptcy at top, given the balance sheet that's there today.

And I think one of the tenants of Brookfield, if you look at all those past transactions you referenced, in all of them, we're still one of the largest shareholders. We've grown all of those businesses, we've compounded capital for all shareholders involved, and we have a very, very long track record of investors who participate alongside us, generating significant returns on a compounded basis and having Brookfield be there for the long haul. And so, this is no different than that. We intend to be a part of this business for the next 20 years. And we want to make sure that all shareholders participate in growth and that's why we always ensure that we put up substantial capital upfront to drive that alignment.

Operator
Thank you. And at this time, I'd like to turn the call back over to Peter Blackmore for closing remarks.